Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of BlackRock Funds III of our report dated February 26, 2018, relating to the financial statements and financial highlights, which appears in BlackRock LifePath® Index 2020 Fund, BlackRock LifePath® Index 2030 Fund, BlackRock LifePath® Index 2040 Fund, BlackRock LifePath® Index 2050 Fund and BlackRock LifePath® Index Retirement Fund’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Philadelphia, Pennsylvania

August 14, 2018